Exhibit 3.1

Charter Amendment

AMENDMENT NO. 3 TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

MOUNTAIN CREST ACQUISITION CORP. V

August 21, 2023

Mountain Crest Acquisition Corp. V, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Mountain Crest Acquisition Corp. V.” The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on April 8, 2021. The Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) was filed with the Secretary of State of Delaware on November 12, 2021. The first Amendment to the Amended and Restated Certificate was filed with the Secretary of State of Delaware on December 20, 2022. The second Amendment to the Amended and Restated Certificate was filed with the Secretary of State of Delaware on May 12, 2023.

2. This Amendment to the Amended and Restated Certificate amends the Amended and Restated Certificate.

3. This Amendment to the Amended and Restated Certificate was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4. The text of Paragraph E of Article SIXTH is hereby amended and restated to read in full as follows:

“E. The Corporation will have until November 16, 2024 to close a Business Combination, provided the Corporation extends the time to consummate a Business Combination commencing on November 17, 2023. In order to extend the time available for the Corporation to consummate a Business Combination beyond November 16, 2023, the Corporation, prior to the applicable deadline, must deposit into the Trust Fund an amount equal to $0.10 per outstanding share of common stock sold in the Corporation’s IPO for each of the following three-month extension periods: (1) November 17, 2023 to February 16, 2024, (2) February 17, 2024 to May 16, 2024, (3) May 17, 2024 to August 16, 2024 and (4) August 17, 2024 to November 16, 2024 (November 16, 2023, if not extended, or the last day of the final extension period, if extended, shall be referred to as the “Termination Date”). In the event that the Corporation does not consummate a Business Combination by the Termination Date, the Corporation shall (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter redeem 100% of the IPO Shares for cash for a redemption price per share as described below (which redemption will completely extinguish such holders’ rights as stockholders, including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to approval of the Corporation’s then stockholders and subject to the requirements of the GCL, including the adoption of a resolution by the Board of Directors pursuant to Section 275(a) of the GCL finding the dissolution of the Corporation advisable and the provision of such notices as are required by said Section 275(a) of the GCL, dissolve and liquidate the balance of the Corporation’s net assets to its remaining stockholders, as part of the Corporation’s plan of dissolution and liquidation, subject (in the case of (ii) and (iii) above) to the Corporation’s obligations under the GCL to provide for claims of creditors and other requirements of applicable law. In such event, the per share redemption price shall be equal to a pro rata share of the Trust Account plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Corporation (less taxes payable and dissolution expenses) for its working capital requirements or necessary to pay its taxes divided by the total number of IPO Shares then outstanding.”

5. The text of Paragraph D of Article SIXTH is hereby deleted in its entirety and replaced with the following:

“D. [Reserved.]”

6. The text of Paragraph G of Article SIXTH is hereby deleted in its entirety and replaced with the following:

“G. [Reserved.]”

IN WITNESS WHEREOF, Mountain Crest Acquisition Corp. V has caused this Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set above.

Mountain Crest Acquisition Corp. V

By:	/s/ Suying Liu
Name:	Suying Liu
Title:	Chief Executive Officer